UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2016

United Development Funding Income Fund V

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-194162 (1933 Act)	46-3890365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas
76051

(Address of principal executive offices)

(Zip Code)

(214) 370-8960

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, in December 2015, the dealer manager for the initial public offering of common shares of beneficial interest of United Development Funding V (the “Trust”) began to wind down its operations and exit the wholesale distribution business. As a result, effective January 1, 2016, the Trust suspended its capital raising efforts pursuant to its Registration Statement on Form S-11 (SEC Registration No. 333-194162) (the “Registration Statement”) pending the transfer of capital raising activities to a new dealer manager.

On March 4, 2016, the Board of Trustees (the “Board”) of the Trust determined to terminate the offering pursuant to the Registration Statement. In connection with the termination of the Trust’s offering, the Board also determined to terminate the Trust’s Distribution Reinvestment Plan and Share Repurchase Program. The Board intends to send a letter to investors regarding the termination of the offering, the Distribution Reinvestment Plan and the Share Repurchase Program on or about March 4, 2016. In accordance with the provisions of the Distribution Reinvestment Plan and the Share Repurchase Program, the Distribution Reinvestment Plan will terminate 10 days after the Trust sends the aforementioned letter to participants in the plan, and the Share Repurchase Program will terminate 30 days after the Trust sends the aforementioned letter to the Trust’s shareholders, although the Trust does not intend to repurchase any shares pursuant to the Share Repurchase Program prior to the official termination of that program.

The Trust intends to continue operating in its normal course to complete the eight projects the Trust has in its portfolio. As the Trust funds its outstanding commitments and the developments are brought to completion and finished lots and land are sold to builders, the Trust intends to repay any outstanding debt and return capital to its shareholders.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	United Development Funding Income Fund V letter to investors, dated March 4, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding Income Fund V

Dated: March 4, 2016	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	United Development Funding Income Fund V letter to investors, dated March 4, 2016.